Exhibit 23.1

INDEPENDENT REGISTERED ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement on Form S-1 for Genesis Group Holdings, Inc. of our report dated April 10, 2012, relating to the consolidated balance sheets of Genesis Group Holdings, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2011 and 2010. Our report contains an explanatory paragraph regarding Genesis Group Holdings, Inc. ability to continue as a going concern. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/Sherb & Co., LLP
Sherb & Co., LLP

Boca Raton, FL
December 5, 2012